Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1) Form S-8 No. 333-121551 pertaining to the First Acceptance Corporation Employee Stock Purchase Plan
(2) Form S-8 No. 333-115601 pertaining to the First Acceptance Corporation 2002 Long Term Incentive Plan
(3) Form S-8 No. 333-102210 pertaining to the Liberte Investors, Inc. 2002 Long Term Incentive Plan Option Granted to Donald J. Edwards Pursuant to his Employment Agreement
of our reports dated September 11, 2006, with respect to the consolidated financial statements of First Acceptance Corporation, First Acceptance Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of First Acceptance Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2006.
/s/ Ernst & Young LLP
Nashville, Tennessee
September 11, 2006